As filed with the Securities and Exchange Commission on March 24, 2015

Registration No. 333-182203

Registration No. 333-175841

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8 REGISTRATION STATEMENT NO. 333-182203

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8 REGISTRATION STATEMENT NO. 333-175841

UNDER

THE SECURITIES ACT OF 1933

C&J ENERGY SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-5673219
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3990 Rogerdale Rd.

Houston, Texas 77042

(713) 325-6000

(Address of principal executive offices, including zip code)

C&J ENERGY SERVICES, INC. 2006 STOCK OPTION PLAN

C&J ENERGY SERVICES, INC. 2010 STOCK OPTION PLAN

C&J ENERGY SERVICES, INC. 2012 LONG-TERM INCENTIVE PLAN

(Full title of the plans)

Theodore R. Moore

Executive Vice President—General Counsel

3990 Rogerdale

Houston, Texas 77042

(713) 260-9986

(Name, address and telephone number of agent for service)

copies to:

Jeffery B. Floyd

Stephen M. Gill

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, Texas 77002

(713) 758-2222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if smaller reporting company)	Smaller Reporting Company	☐

EXPLANATORY NOTE – DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”) are being filed to deregister unsold shares of common stock, par value $0.01 per share (the “Shares”) of C&J Energy Services, Inc. (the “Registrant”) under the Registration Statements on Form S-8 filed by the Registrant (File Nos. 333-175841 and 333-182203) (the “Registration Statements”) with the Securities and Exchange Commission pertaining to the registration of the Shares offered under the C&J Energy Services, Inc. 2006 Stock Option Plan, the C&J Energy Services, Inc. 2010 Stock Option Plan and the C&J Energy Services, Inc. 2012 Long-Term Incentive Plan.

On March 24, 2015, pursuant to the Agreement and Plan of Merger, dated as of June 25, 2014, by and among Nabors Industries Ltd., Nabors Red Lion Limited (“Red Lion”), the Registrant, Nabors CJ Merger Co. (“Merger Sub”) and CJ Holding Co., Merger Sub merged with and into the Registrant, with the Registrant surviving as a wholly owned subsidiary of Red Lion (the “Merger”). As a result of the Merger, each outstanding share of the Registrant’s common stock was converted into the right to receive one common share, par value $0.01, of Red Lion. Following the Merger, Red Lion was renamed C&J Energy Services Ltd.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. Accordingly, pursuant to the undertaking contained in the Registration Statements, the Registrant hereby removes from registration, by means of the Post-Effective Amendments, any of the securities registered that remain unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, Texas on March 24, 2015.

C&J ENERGY SERVICES, INC.

By:	/s/ Randall C. McMullen, Jr.
Name: Randall C. McMullen, Jr.
Title: Executive Vice President, Chief Financial Officer, Treasurer and Director